Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ATLAS AIR WORLDWIDE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$3,679,826,396.02	0.00011020	$405,516.87
Fees Previously Paid	-		-
Total Transaction Valuation	$3,679,826,396.02
Total Fees Due for Filing			$405,516.87
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$405,516.87

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 4, 2022, by and among Rand Parent, LLC, Rand Merger Sub, Inc. and Atlas Air Worldwide Holdings, Inc.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.01 per share (“Common Stock”), of Atlas Air Worldwide Holdings, Inc.

(ii)	Aggregate number of securities to which the transaction applies: As of the close of business on October 3, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 44,523,987, which consists of:

a.	28,363,998 issued and outstanding shares of Common Stock;

b.	6,169,225 shares of Common Stock reserved for issuance upon exercise of the 2022 Convertible Notes Warrants;

c.	8,454,787 shares of Common Stock reserved and available for issuance upon exercise of the Amazon Warrant B;

d.	625,452 shares of Common Stock reserved and available for issuance upon exercise of the Treasury Warrants;

e.	408,587 shares of Common Stock were subject to issuance pursuant to outstanding Company RSUs; and

f.	501,938 shares of Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance).

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on October 3, 2022, the underlying value of the transaction was calculated as the sum of:

a.	the product of 28,363,998 shares of Common Stock multiplied by the Merger Consideration of $102.50;

b.	the product of 6,169,225 shares of Common Stock reserved for issuance upon exercise of the 2022 Convertible Notes Warrants multiplied by $13.64 (which is the difference between $102.50 and the current weighted average exercise price of $88.86 per share);

c.

the product of 8,454,787 shares of Common Stock reserved and available for issuance upon exercise of the Amazon Warrant B multiplied by $65.16 (which is the difference between $102.50 and the current exercise price of $37.34 per share);

d.	the product of 625,452 shares of Common Stock reserved and available for issuance upon exercise of the Treasury Warrants multiplied by $70.55 (which is the difference between $102.50 and the current exercise price of $31.95 per share);

e.	the product of 408,587 shares of Common Stock subject to outstanding Company RSUs multiplied by the Merger Consideration of $102.50; and

f.	the product of 501,938 shares of Common Stock subject to outstanding Company PSUs (assuming attainment of the maximum level of performance) multiplied by the Merger Consideration of $102.50 (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00011020.